                                                                     Exhibit 2.3
                                                                     -----------




                           STOCK PURCHASE AGREEMENT


                                 BY AND AMONG


                      BOTTOMLINE TECHNOLOGIES (de), INC.,


                               FLASHPOINT, INC.


                                      AND

                                  ERIC LEVINE



                                August 28, 2000

ARTICLE I

PURCHASE AND SALE OF THE SHARES................................................. 1
   1.1.        Purchase of the Shares from the Company Stockholder.............. 1
   1.2.        Further Assurances............................................... 1
   1.3.        The Closing...................................................... 2
   1.4.        Actions at the Closing........................................... 2
   1.5.        Consideration.................................................... 4
   1.6.        Escrow........................................................... 4
   1.7.        Options.......................................................... 5
   1.8.        No Further Rights................................................ 5
   1.9.        Tax-Free Reorganization.......................................... 5
   1.10.       S-3 Registration Statement....................................... 5

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE COMPANY STOCKHOLDER....... 6
   2.1.        Organization, Qualification and Corporate Power.................. 7
   2.2.        Capitalization................................................... 7
   2.3.        Authorization of Transaction..................................... 8
   2.4.        Noncontravention................................................. 8
   2.5.        Subsidiaries..................................................... 9
   2.6.        Financial Statements............................................. 9
   2.7.        Absence of Certain Changes....................................... 9
   2.8.        Undisclosed Liabilities.......................................... 10
   2.9.        Tax Matters...................................................... 10
   2.10.       Assets........................................................... 11
   2.11.       Owned Real Property.............................................. 11
   2.12.       Real Property Leases............................................. 11
   2.13.       Intellectual Property............................................ 12
   2.14.       Contracts........................................................ 13
   2.15.       Accounts Receivable.............................................. 15
   2.16.       Powers of Attorney............................................... 15
   2.17.       Insurance........................................................ 15
   2.18.       Litigation....................................................... 15
   2.19.       Warranties....................................................... 16
   2.20.       Employees........................................................ 16
   2.21.       Employee Benefits................................................ 16
   2.22.       Legal Compliance................................................. 19
   2.23.       Customers and Suppliers.......................................... 19
   2.24.       Certain Business Relationships With Affiliates................... 19
   2.25.       Brokers' Fees.................................................... 19
   2.26.       Books and Records................................................ 19

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE BUYER......................  20
  3.1.      Organization, Qualification and Corporate Power......  20
  3.2.      Authorization of Transaction.........................  20
  3.3.      Noncontravention.....................................  20
  3.4.      Brokers' Fees........................................  21
  3.5.      Reports and Financial Statements.....................  21
  3.6.      Buyer Common Stock...................................  21
ARTICLE IV

INDEMNIFICATION..................................................  21
  4.1.      Indemnification by the Company Stockholder...........  21
  4.2.      Indemnification by the Buyer.........................  22
  4.3.      Indemnification Claims...............................  23
  4.4.      Survival of Representations and Warranties...........  25
  4.5.      Limitations..........................................  26
ARTICLE V

ESCROW PROPERTY..................................................  27
  5.1.      Business Continuity Escrow Property..................  27
  5.2.      Non-Competition Escrow Shares........................  28
  5.3.      Indemnification Escrow Shares........................  29
ARTICLE VI

DEFINITIONS......................................................  29

ARTICLE VII

MISCELLANEOUS....................................................  30
  7.1.      Press Releases and Announcements.....................  30
  7.2.      No Third Party Beneficiaries.........................  31
  7.3.      Entire Agreement.....................................  31
  7.4.      Succession and Assignment............................  31
  7.5.      Counterparts and Facsimile Signature.................  31
  7.6.      Headings.............................................  31
  7.7.      Notices..............................................  31
  7.8.      Governing Law........................................  32
  7.9.      Amendments and Waivers...............................  32
  7.10.     Severability.........................................  32
  7.11.     Submission to Jurisdiction...........................  33
  7.12.     Construction.........................................  33
  7.13.     Expenses.............................................  33
  7.14.     Post-Closing Cooperation.............................  33

EXHIBITS

     Exhibit A-1 - Company Stockholder Escrow Agreement
     Exhibit A-2   Key Employee Escrow Agreement
     Exhibit B -   Employment Agreement
     Exhibit C -   Non-competition and Non-Solicitation Agreement
     Exhibit D -   Standard Employee Agreement
     Exhibit E -   Form of Mintz Levin Opinion
     Exhibit F -   Form of Hale and Dorr Opinion
     Exhibit G -   Form of Buyer Option Agreement
     Exhibit H -   Company Stockholder Investment Representation Letter
     Exhibit I -   Form of Termination of Stock Restriction Agreement
     Exhibit J -   Form of Amendment to Incentive Stock Option Agreement

SCHEDULES

     Schedule I -  Key Employees
     Schedule II - Employees

                           STOCK PURCHASE AGREEMENT

     Agreement entered into as of August ___, 2000 by and among Bottomline Technologies (de), Inc., a Delaware corporation (the "Buyer"), Flashpoint, Inc., a Massachusetts corporation (the "Company"), and Eric Levine (the "Company Stockholder"). The Buyer, the Company and the Company Stockholder are referred to collectively herein as the "Parties."

                            Preliminary Statements
                            ----------------------

     The Company Stockholder owns 78,000 shares (collectively, the "Shares") of the common stock, $.01 par value per share (the "Common Stock"), of the Company which Shares in the aggregate represent all of the issued and outstanding shares of capital stock of the Company.

     The Buyer desires to purchase, and the Company Stockholder desires to sell, the Shares for the consideration set forth below, subject to the terms and conditions of this Agreement.

     The Buyer shall merge the Company with and into the Buyer as soon as practicable after the Closing (as defined below), but in no event later than four months after the Closing Date.

     The parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code").

     NOW THEREFORE, in consideration of the mutual promises hereinafter set forth and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereby agree as follows:

                                   ARTICLE I

                        PURCHASE AND SALE OF THE SHARES

     1.1. Purchase of the Shares from the Company Stockholder. Subject to and
          ---------------------------------------------------
upon the terms and conditions of this Agreement, at the closing of the transactions contemplated by this Agreement (the "Closing"), the Company Stockholder shall sell, transfer, convey, assign and deliver to the Buyer, and the Buyer shall purchase, acquire and accept from the Company Stockholder, the Shares. At the Closing, the Company Stockholder shall deliver to the Buyer the certificate evidencing the Shares owned by the Company Stockholder duly endorsed in blank or with stock powers duly executed by the Company Stockholder.

     1.2. Further Assurances. At any time and from time to time after the
          ------------------
Closing, at the Buyer's request and without further consideration, the Company Stockholder shall promptly execute and deliver such instruments of sale, transfer, conveyance, assignment and confirmation, and take all such other action as the Buyer may reasonably request, more effectively to transfer, convey and assign to the Buyer, and to confirm the Buyer's title to, all of the Shares owned by the Company Stockholder, to put the Buyer in actual possession and operating control of the assets, properties and business of the Company, to assist the Buyer in exercising all rights with respect thereto and to carry out the purpose and intent of this Agreement.

     1.3. The Closing.  The closing of the transactions contemplated by this
          -----------
Agreement (the "Closing") shall take place at the offices of Hale and Dorr LLP, 60 State Street, Boston, Massachusetts 02109 commencing at 10:00 a.m. local time on the date of the execution and delivery of this Agreement (the "Closing Date").

     1.4. Actions at the Closing.  At or prior to the Closing:
          ----------------------

          (a) the Company Stockholder shall deliver to the Buyer the certificate representing the Shares held by the Company Stockholder;

          (b) the Company Stockholder, the Buyer and State Street Bank and Trust Company (the "Escrow Agent") shall have entered into the Escrow Agreement in the form of Exhibit A-1 attached hereto;
               -----------

          (c) the Buyer, the Escrow Agent and the key employees of the Company listed on Schedule I attached hereto (the "Key Employees") shall have entered
          ----------
into the Escrow Agreement in the form of Exhibit A-2 attached hereto;
                                         -----------

          (d) the Company Stockholder and the Buyer shall have entered into the Employment Agreement in the form of Exhibit B attached hereto;
                                    ---------

          (e) each Key Employee shall have entered into a Non-Competition and Non-Solicitation Agreement in the form of Exhibit C attached hereto;
                                          ----------

          (f)  each of the employees of the Company listed on Schedule II hereto
                                                              -----------
(the "Employees") shall have entered into the Standard Employee Agreement of the Buyer in the form of Exhibit D attached hereto;
                     ---------

          (g) the Buyer shall have received an opinion from Mintz, Levin, Cohn, Ferris, Glovsky and Popeo P.C., counsel to the Company Stockholder and the Company, substantially in the form of Exhibit E attached hereto;
                                      ---------

          (h) the Company Stockholder shall have received an opinion from Hale and Dorr LLP, counsel to the Buyer, substantially in the form of Exhibit F
                                                                 ---------
attached hereto;

          (i) the Buyer shall have granted to the Company Stockholder an option to purchase an aggregate of 25,000 shares of common stock of the Buyer, $.001 par value per share ("Buyer Common Stock") at the closing price of the Buyer Common Stock on the Closing Date as reported by The Nasdaq National Market in the form of Exhibit G attached hereto (the "Levine Option");
            ---------

          (j) the Company Stockholder shall have delivered an Investment Representation Letter in the form of Exhibit H attached hereto to the Buyer;
                                     ---------

          (k) the Buyer shall have delivered a certificate of the Secretary of the State of Delaware as to the legal existence and good standing of the Buyer in Delaware;

          (l) the Company shall have delivered a certificate of the Secretary of State of the Commonwealth of Massachusetts as to the legal existence and good standing of the Company in Massachusetts;

          (m) the Company shall deliver the resignations of all members of the Company's Board of Directors;

          (n)  the Company shall terminate its 401(k) plan;

          (o)  the Buyer shall pay the purchase price as set forth below in
Section 1.5;

          (p) the Company Stockholder shall have delivered to the Buyer all consents, approvals and waivers of lenders, lessors and other third parties whose consent, approval or waiver is required under their respective agreement or understanding with the Company or the Company Stockholder, as the case may be, in connection with the sale of the Shares hereunder or the merger of the Company into the Buyer contemplated herein;

          (q) the Company shall have delivered to the Buyer terminations of all Stock Restriction Agreements in the form of Exhibit I from each party thereto
                                            ---------
and waivers of certain rights under certain Incentive Stock Option Agreements in the form of Exhibit J from each party thereto;
            ---------

          (r) the Company Stockholder shall be released from all bank guarantees;

          (s) such other documents, instruments or certificates as the Buyer or the Company Stockholder may reasonably request.

     1.5. Consideration.
          -------------

          (a) The aggregate purchase price for all Shares purchased hereunder shall be $9,000,000 (the "Acquisition Consideration").

          (b) The aggregate consideration for the Key Employees having entered into Non-Competition and Non-Solicitation agreements in the form of Exhibit C
                                                                    ---------
attached hereto shall be $2,000,000 of Buyer Common Stock (the "Non-Competition Consideration").

          (c)  At the Closing, the Buyer shall deliver:

               to the Company Stockholder (i) $4,200,000, which shall be paid by wire transfer in immediately available funds, and (ii) shares of Buyer Common Stock representing $1,900,000 of the Acquisition Consideration, and

               to the Escrow Agent (i) $900,000 of the Acquisition Consideration in shares of Buyer Common Stock (the "Acquisition Escrow Shares"), (ii) $2,000,000 of the Acquisition Consideration, of which $300,000 shall be in cash delivered by wire transfer and $1,700,000 shall be in shares of Buyer Common Stock (together, the "Business Continuity Escrow Property"), and (iii) the $2,000,000 of Non-Competition Consideration in shares of Buyer Common Stock (the "Non-Competition Escrow Shares," together with the Acquisition Escrow Shares and the Business Continuity Escrow Property, the "Escrow Property").

          (d) For purposes of this Agreement, the value of each share of Buyer Common Stock issued as Acquisition Consideration or Non-Competition Consideration shall equal $26.8375, such amount is the average of the last reported sales prices of the Buyer Common Stock on the Nasdaq National Market during the ten (10) consecutive trading days ending on and including August 15, 2000 (the "Acquisition Share Value").

     1.6. Escrow. On the Closing Date, the Buyer shall deliver to the Escrow
          ------
Agent $300,000 by wire transfer and certificates (issued in the name of the Escrow Agent or its nominee) representing the balance of the Escrow Property for the purpose of securing (i) the indemnification obligations of the Company Stockholder set forth in this Agreement, (ii) the successful continuation of the business of the Company as evidenced by the employment by the Buyer of the Company Stockholder and at least five of the Key Employees listed on Schedule I
                                                                     ----------
hereto and as set forth in this Agreement and (iii) the non-competition obligations of the Key Employees as set forth in this Agreement and their respective Non-Competition and Non-Solicitation Agreements. The Escrow Property shall be held by the Escrow Agent pursuant to an escrow agreement dated as of August ___, 2000, by and among the Escrow Agent, the Buyer and the Company Stockholder (the "Company Stockholder Escrow Agreement") and an escrow agreement dated as of August ___, 2000, by and among the Escrow Agent, the Buyer and the Key Employees (the "Key Employee Escrow Agreement," together with the Company Stockholder Escrow Agreement, the "Escrow Agreements"). The Escrow Property shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any party, and shall be held and disbursed solely for the purposes and in accordance with the terms of the Escrow Agreements.

     1.7.  Options.
           -------

          (a) At the Closing, each outstanding option under the 1990 and 1997 Stock Option Plans of the Company set forth on Section 2.2 of the Disclosure Schedule attached hereto (each, a "Company Stock Option"), whether vested or unvested, shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under the Company Stock Option immediately prior to the Closing, other than as set forth in this Section 1.7, shares of Buyer Common Stock (each, an "Assumed Option").

          (b) Each Assumed Option shall be exercisable for a number of shares of Buyer Common Stock that is equal to the number of shares of common stock of the Company which could have been purchased under the terms of the Company Stock Option (regardless of whether or not such option is vested) multiplied by the quotient of $115.38 divided by the Acquisition Share Value. The exercise price for each Assumed Option shall be determined by multiplying the exercise price of the Company Stock Option by the quotient of the Acquisition Share Value divided by $115.38.

          (c) The Buyer shall use commercially reasonable efforts to register the assumed Company Stock Options on a Form S-8 Registration Statement within 90 days following the Closing Date.

     1.8.  No Further Rights. From and after the effective time of the Closing,
           -----------------
no Shares shall be deemed to be outstanding and held by any person other than the Buyer.

     1.9.  Tax-Free Reorganization. It is intended by the parties hereto that
           -----------------------
the merger shall constitute a reorganization within the meaning of Section 368 of the Code. The parties hereto adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Income Tax Regulations. Under the plan of reorganization set forth herein, the Buyer will merge the Company into the Buyer or a wholly-owned subsidiary of the Buyer in a merger under applicable corporate laws of the Company and the other corporate party to the merger, the parties intending this transaction to qualify as a tax-free reorganization under Section 368(a)(1)(A) of the Code. Such merger shall occur on or before December 31, 2000.

     1.10. S-3 Registration Statement. In the event that the Buyer shall
           ---------------------------
register shares of Buyer Common Stock on a Form S-3 Registration Statement at any time after the Closing and prior to the first anniversary thereof, the Buyer shall use commercially reasonable efforts to include 11,178 shares (the "S-3 Shares") of Buyer Common Stock, which constitute a portion of the Acquisition Consideration paid to the Company

Stockholder pursuant to Section 1.5; provided that, if the Buyer reasonably determines that marketing factors or contractual requirements with other parties require a limitation of the number of shares of Buyer Common Stock to be included in such registration, then such S-3 Shares may be excluded; and, provided further, that, if the Buyer is engaged in any business activity that, in the good faith determination of the Chief Financial Officer of the Buyer, would be adversely affected by including the S-3 Shares in such registration, then the Buyer may at its option elect that the S-3 Shares not be included in that registration.

     1.11. Indemnification Shares. In accordance with the provisions of Section
           ----------------------
4.5 (c) hereof, the Buyer and the Company Stockholder have agreed that to the extent that the Buyer has a Claim for Buyer's Damages, in each case as defined in Article IV hereof, that Buyer shall seek to satisfy such claim, first against the Acquisition Escrow Shares and, second by requiring the Company Stockholder to satisfy such Claim by delivering to the Buyer Indemnification Shares, as defined in Section 4.5 (c). In that connection, the Buyer shall be prohibited from transferring 59,618 Shares of Buyer Common Stock (the "Reserved Shares") received as Acquisition Consideration until the later of (1) with respect to all of the Reserved Shares, one year after the Closing and (2) with respect to Claimed Shares, as defined below, until a final resolution of such Claim has been effected. "Claimed Shares" shall mean all or a portion of the Reserved Shares with respect to which a Claim has been made by the Buyer prior to the first anniversary of the Closing. A portion of the Acquisition Consideration to be delivered to the Company Stockholder at the Closing shall consist of a stock certificate representing the Reserved Shares (the "Reserved Shares Certificate"). The Reserved Shares Certificate shall bear the following legend:

           "The shares represented by this certificate are subject to certain restrictions and limitations on transfer set forth in a stock purchase agreement between the corporation and the holder hereof, a copy of which agreement may be inspected by the holder of this certificate at the principal offices of the corporation, or furnished by the corporation to the holder of this certificate upon written request without charge."

Upon the request of the Company Stockholder at any time after the first anniversary of the Closing, the Buyer shall direct its transfer agent to remove the foregoing legend with respect to all of the Reserved Shares other than Claimed Shares.


                                  ARTICLE II

   REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE COMPANY STOCKHOLDER

     The Company and the Company Stockholder, jointly and severally, represent and warrant to the Buyer that the statements contained in this Article II are true and correct, except as set forth in the disclosure schedule provided by the Company and the Company Stockholder to the Buyer on the date hereof (the "Disclosure Schedule"). The Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article II, and the disclosures in any paragraph of the Disclosure Schedule shall qualify only the corresponding paragraph in this Article II provided there may be cross references made between the disclosure in any other paragraph.

     2.1.  Organization, Qualification and Corporate Power. The Company is a
           -----------------------------------------------
corporation duly organized, validly existing and in corporate and tax good standing under the laws of the Commonwealth of Massachusetts. The Company is duly qualified to conduct business and is in corporate and tax good standing under the laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires such qualification, except where the failure to be so qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect (as defined below). The Company has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. The Company has furnished to the Buyer complete and accurate copies of its Articles of Organization and By-laws. The Company is not in default under or in violation of any provision of its Articles of Organization or By-laws. For purposes of this Agreement, "Company Material Adverse Effect" means a material adverse effect on the assets, business, condition (financial or otherwise), results of operations or future prospects of the Company, taken as a whole.

     2.2.  Capitalization. The authorized capital stock of the Company consists
           --------------
of 300,000 shares of Common Stock (the "Company Shares"), of which 78,000 shares of Common Stock are issued and outstanding and 22,000 shares of common stock are held in the treasury of the Company. All of the outstanding Company Shares are owned by the Company Stockholder and are held free and clear of all mortgages, pledges, liens, security interests, restrictions, conditional sales agreements, charges, encumbrances and claims of every kind. Section 2.2 of the Disclosure Schedule sets forth a complete and accurate list of all optionholders of the Company, indicting the number of options exercisable for common stock of the Company held by each such option holder and the vesting schedule of such options. Other than the 78,000 Company Shares owned by the Company Stockholder and the options listed in Section 2.2 of the Disclosure Schedule, there are no outstanding or authorized shares of capital stock or warrants, rights, agreements or commitments to which the Company is a party or which are binding upon the Company providing for the issuance or redemption of any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Company. Other than as set forth in
Section 2.2 of the Disclosure Schedule, there are no agreements to which the Company or the Company Stockholder is a party or by which either are bound with respect to the voting (including without limitation voting trusts or proxies), registration under the Securities Act of 1933, as amended (the "Securities Act"), or sale or transfer (including without limitation agreements relating to pre-emptive rights, rights of first refusal, co-sale rights or "drag-along" rights) of any Shares and, with respect to any other securities of the Company, to the best knowledge of the Company and the Company Stockholder, there is no such agreement. To the knowledge of the Company Stockholder, there are no agreements among other parties, to which the Company or the Company Stockholder is not a party and by which either is not bound, with respect to the voting (including without limitation voting trusts or proxies) or sale or transfer (including without limitation agreements relating to rights of first refusal, co-sale rights or "drag-along" rights) of any securities of the Company. All of the issued and outstanding Shares were issued in compliance with applicable federal and state securities laws.

     2.3.  Authorization of Transaction. The Company has all requisite corporate
           ----------------------------
power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company. This Agreement, including the exhibits hereto, to which the Company or the Company Stockholder is a party, has been duly and validly executed and delivered by the Company and the Company Stockholder, as the case may be, and constitutes valid and binding obligations enforceable against the Company and the Company Stockholder in accordance with their respective terms subject to laws of general application from time to time in effect affecting creditors' rights and the exercise of judicial discretion in accordance with general equitable principles. The Company Stockholder has the full right, power and authority to enter into this Agreement and to transfer, convey and sell to the Buyer at the Closing the Shares to be sold hereunder and, upon consummation of the purchase contemplated hereby, the Buyer will acquire from the Company Stockholder good and marketable title to the Shares, free and clear of all covenants, conditions, restrictions, voting trust arrangements, liens, charges, encumbrances, options and adverse claims or rights whatsoever.

     2.4.  Noncontravention. Neither the execution and delivery by the Company
           ----------------
or the Company Stockholder of this Agreement or the execution and delivery by the Company Stockholder of the Company Stockholder Escrow Agreement, nor the consummation by the Company or the Company Stockholder of any of the transactions contemplated hereby or thereby, as the case may be, will (a) conflict with or violate any provision of the Articles of Organization or By-laws of the Company, (b) require on the part of the Company or the Company Stockholder any filing with, or any permit, authorization, consent or approval of, any court, arbitration tribunal, administrative agency or commission or other governmental or regulatory authority or agency (a "Governmental Entity"), other than filings contemplated by the merger of the Company into the Buyer subsequent to the Closing, (c) except as set forth in Section 2.4 of the Disclosure Schedule, conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party the right to terminate, modify or cancel, or require any notice, consent or waiver under, any contract or instrument to which the Company or the Company Stockholder is a party or by which the Company or the Company Stockholder is bound or to which any of their respective assets is subject, (d) result in the imposition of any encumbrance, charge, lien or security interest (collectively, "Security Interest") upon any assets of the Company or the Company Stockholder, except with respect to the assets of the Company where, individually or in the aggregate, such Security Interest would not have a Company Material Adverse Effect or (e) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or the Company Stockholder, or any of their respective properties or assets.

     2.5. Subsidiaries.  There is no corporation, partnership, joint venture or
          ------------
other entity in which the Company has, directly or indirectly, an equity interest representing 50% or more of the capital stock thereof or other equity interests therein.

     2.6. Financial Statements.
          --------------------

          (a) The Company Stockholder has provided to the Buyer the unaudited consolidated balance sheet and statements of income, and retained earnings and cash flows as of and for each of the last three fiscal years and unaudited consolidated balance sheet and statement of income as of and for the six months ended as of June 30, 2000 (the "Most Recent Balance Sheet Date"). Such financial statements (collectively, the "Financial Statements") have been prepared on a consistent basis throughout the periods covered thereby, fairly present the financial condition, results of operations and cash flows of the Company as of the respective dates thereof and for the periods referred to therein and are consistent with the books and records of the Company.

          (b) The Company Stockholder and the Company have such records as are necessary to permit the Company, or its successor, to prepare audited financial statements for the past three fiscal years of the Company.

     2.7. Absence of Certain Changes.  To the knowledge of the Company and the
          --------------------------
Company Stockholder, there has occurred no event or development since the Most Recent Balance Sheet Date which has had, or could reasonably be expected to have in the future, a Company Material Adverse Effect. Since the Most Recent Balance Sheet Date, the Company has not: (i) other than a capital contribution of 22,000 shares of Company Common Stock by the Company Stockholder and as set forth in Section 2.7(iii) of the Disclosure Schedule, acquired, sold, leased, licensed or disposed of any assets or property, other than purchases and sales of assets in the Ordinary Course of Business (as defined below); (ii) mortgaged or pledged any of its property or assets or subjected any such property or assets to any Security Interest; (iii) except for discharges and satisfaction of bank debt and related guarantees and security interests set forth in Section 2.7(i) of the Disclosure Schedule, discharged or satisfied any Security Interest or paid any obligation or liability other than in the Ordinary Course of Business; (iv) changed in any material respect its accounting methods, principles or practices; (v) made or committed to make any capital expenditure in excess of $10,000 per item or $25,000 in the aggregate; (vi) except for options granted as of August 15, 2000 which are listed in Section 2.2 of the Disclosure Schedule (the "New Options"), issued or sold any stock or other securities of the Company or any rights, warrants or options to acquire any such stock or other securities, or, except for the amendment and termination of certain agreements listed in Section 2.7 (vi) of the Disclosure Schedule, amended any of the terms of any existing options or warrants; (vii) declared, set aside or paid any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock; (viii) created, incurred or assumed any indebtedness, assumed, guaranteed, endorsed or otherwise become liable or responsible for the obligations of any other person or entity, or made any loans, advances or capital contributions to, or investments in any other person or entity; or (ix), except for payments and contributions set forth in Section 2.2 (ix) of the Disclosure Schedule, increased in any manner the compensation or fringe benefits of, or materially modified the employment terms of any agreements with, any of its directors, officers or employees, or paid any bonus or other benefit to any of its directors, officers or employees.

     2.8. Undisclosed Liabilities. The Company has no liability (whether
          -----------------------
absolute or contingent, whether liquidated or unliquidated and whether due or to become due), except for (a) liabilities shown on the Most Recent Balance Sheet,
(b) liabilities which have arisen since the Most Recent Balance Sheet Date in the Ordinary Course of Business (as defined below) and (c) contractual and other liabilities incurred in the Ordinary Course of Business which are not required by GAAP to be reflected on a balance sheet. For the purpose of this Agreement, "Ordinary Course of Business" means the ordinary course of the Company's business, consistent in all material respects with past custom and practice (including with respect to frequency and amount).

     2.9. Tax Matters.
          -----------

          (a) The Company has filed on a timely basis all reports, returns, declarations, statements or other information required to be supplied to all taxing authorities in connection with all taxes ("Tax Returns") that it was required to file, and all such Tax Returns were complete and accurate in all material respects. The Company has never been a member of a group of corporations with which it has filed (or been required to file) consolidated, combined or unitary Tax Returns. The Company has paid on a timely basis all taxes that were due and payable. The unpaid taxes of the Company for tax periods through the Most Recent Balance Sheet Date do not exceed the accruals and reserves for taxes (excluding accruals and reserves for deferred taxes established to reflect timing differences between book and tax income) set forth on the Most Recent Balance Sheet. The Company does not have any actual or potential liability for any tax obligation of any taxpayer other than the Company. All taxes that the Company is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Entity.

          (b) The Company has delivered to the Buyer complete and accurate copies of all federal income Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by the Company since January 1, 1997. None of the federal income Tax Returns of the Company have been audited by the Internal Revenue Service. No examination or audit of any Tax Return of the Company by any Governmental Entity is currently in progress or, to the knowledge of the Company, threatened or contemplated. The Company has not been informed by any jurisdiction that the jurisdiction believes that the Company was required to file any Tax Return that was not filed. The Company has not waived any statute of limitations with respect to taxes or agreed to an extension of time with respect to a Tax assessment or deficiency.

          (c) The Company (i) is not a "consenting corporation" within the meaning of Section 341(f) of the Internal Code of 1986, as amended (the "Code") and none of the assets of the Company are subject to an election under Section 341(f) of the Code; (ii) has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code; and (iii) has not made any payments, is not obligated to make any payments and is not a party to any agreement that could obligate it to make any payments that may be treated as an "excess parachute payment" under Section 280G of the Code.

          (d) Except as set forth on Section 2.9 of the Disclosure Schedule, neither the Company nor the Company Stockholder has ever filed an election pursuant to Section 1362 of the Code, that the Company be taxed as an S Corporation or consent pursuant to Section 341(f) of the Code relating to collapsible corporations.

     2.10. Assets. The Company owns or leases all tangible assets necessary for
           ------
the conduct of its businesses as presently conducted. Each such tangible asset is free from material defects, has been maintained in accordance with normal industry practice, is in good operating condition (subject to normal wear and tear) and is suitable for the purposes for which it presently is used. Except as disclosed in Section 2.10 of the Disclosure Schedule, no asset of the Company (tangible or intangible) is subject to any Security Interest.

     2.11. Owned Real Property.  The Company owns no real property.
           -------------------

     2.12. Real Property Leases. Section 2.12 of the Disclosure Schedule lists
           --------------------
all real property leased or subleased to or by the Company and lists the term of such lease, any extension and expansion options, and the rent payable thereunder. The Company has delivered to the Buyer complete and accurate copies of the leases and subleases (as amended to date) listed in Section 2.12 of the Disclosure Schedule. With respect to each lease and sublease listed in Section
2.12 of the Disclosure Schedule:

          (a) the lease or sublease is legal, valid, binding, enforceable and in full force and effect subject to laws of general application from time to time in effect affecting creditors' rights and the exercise of judicial discretion in accordance with general equitable principles;

          (b) the lease or sublease will continue to be legal, valid, binding, enforceable and in full force and effect subject to laws of general application from time to time in effect affecting creditors' rights and the exercise of judicial discretion in accordance with general equitable principles immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing;

          (c) neither the Company nor, to the knowledge of the Company or the Company Stockholder, any other party, is in breach or violation of, or default under, any such lease or sublease, and no event has occurred, is pending or, to the knowledge of the Company or the Company Stockholder, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default by the Company or, to the knowledge of the Company or the Company Stockholder any other party under such lease or sublease;

               (d) the Company has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold; and

               (e) neither the Company nor the Company Stockholder is aware of any Security Interest, easement, covenant or other restriction applicable to the real property subject to such lease, except for recorded easements, covenants and other restrictions which do not materially impair the current uses or the occupancy by the Company of the property subject thereto.

     2.13.     Intellectual Property.
               ---------------------
               (a) The Company owns or has the right to use all Intellectual Property (as defined below) necessary (i) for the conduct of its businesses as presently conducted and (ii) to operate those Company internal systems that are material to the business or operations of the Company, including, without limitation, computer hardware systems, software applications and embedded systems (the "Internal Systems"; the Intellectual Property owned by or licensed to the Company and incorporated in, underlying or used in the business or the Internal Systems is referred to herein as the "Company Intellectual Property"). Each item of Company Intellectual Property will be owned or available for use by the Surviving Corporation immediately following the Closing on substantially identical terms and conditions as it was immediately prior to the Closing. The Company has taken all reasonable measures to protect the proprietary nature of each item of Company Intellectual Property. To the knowledge of the Company and the Company Stockholder, (a) no other person or entity has any rights to any of the Company Intellectual Property owned by the Company (except pursuant to agreements or licenses specified in Section 2.13(c) of the Disclosure Schedule), and (b) no other person or entity is infringing, violating or misappropriating any of the Company Intellectual Property. For purposes of this Agreement, "Intellectual Property" means all (i) patents and patent applications, (ii) copyrights and registrations thereof, (iii) mask works and registrations and applications for registration thereof, (iv) computer software, data and documentation, (v) trade secrets and confidential business information, whether patentable or unpatentable and whether or not reduced to practice, know-how, manufacturing and production processes and techniques, research and development information, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, (vi) trademarks, service marks, trade names, domain names and applications and registrations therefor and (vii) other proprietary rights relating to any of the foregoing. Section 2.13(a) of the Disclosure Schedule lists each patent, patent application, copyright registration or application therefor, mask work registration or application therefor, and trademark, service mark and domain name registration or application therefor of the Company.

               (b) None of the Company Intellectual Property owned or developed by the Company, or to the knowledge of the Company or the Company Stockholder, third party Intellectual Property licensed by or used by the Company, or the marketing, distribution, provision or use thereof, infringes or violates, or constitutes a misappropriation of, any Intellectual Property rights of any person or entity. None of the Internal Systems, or the use thereof, infringes or violates, or constitutes a misappropriation of, any Intellectual Property rights of any person or entity. Section 2.13(b) of the Disclosure Schedule lists any complaint, claim or notice, or written threat thereof, received or known by the Company alleging any such infringement, violation or misappropriation. The Company has provided to the Buyer complete and accurate copies of all written documentation in the possession of the Company relating to any such complaint, claim, notice or threat. The Company has provided to the Buyer complete and accurate copies of all written documentation relating to claims or disputes known to the Company concerning any Company Intellectual Property.

               (c) Section 2.13(c) of the Disclosure Schedule identifies each license or other agreement to which the Company is a party as of the date of this Agreement pursuant to which the Company has licensed, distributed or otherwise granted any rights to any third party with respect to any Company Intellectual Property.

               (d) Section 2.13(d) of the Disclosure Schedule identifies each item of Company Intellectual Property that is owned by a party other than the Company, and the license or agreement pursuant to which the Company uses it (excluding off-the-shelf software programs licensed by the Company pursuant to "shrink wrap" licenses).

               (e) The Company has not disclosed the source code for any of the software owned by the Company (the "Software") or other confidential information constituting, embodied in or pertaining to the Software to any person or entity and the Company has taken reasonable measures to prevent disclosure of such source code.

               (f) All of the copyrightable materials (including Software) incorporated in or bundled with the Intellectual Property have been created by employees of the Company within the scope of their employment by the Company. No portion of such copyrightable materials is owned by any third party other than the Company's customers.

               (g) To the knowledge of the Company and the Company Stockholder, the Intellectual Property and the Internal Systems are free from significant defects or programming errors and conform in all material respects to the written documentation and specifications therefor.

     2.14.     Contracts.
               ---------
               (a) Section 2.14 of the Disclosure Schedule lists the following agreements (written or oral) to which the Company or the Company Stockholder is a party as of the date of this Agreement:

                    (i) any agreement (or group of related agreements) for the lease of personal property from or to third parties providing for lease payments in excess of $10,000 per annum or having a remaining term longer than three months;

                    (ii) any agreement (or group of related agreements) for the purchase or sale of products or for the furnishing or receipt of services (A) which calls for performance over a period of more than one year, (B) which involves more than the sum of $10,000, or (C) in which the Company has granted manufacturing rights, "most favored nation" pricing provisions or marketing or distribution rights relating to any products or territory or has agreed to purchase a minimum quantity of goods or services or has agreed to purchase goods or services exclusively from a certain party;

                    (iii) any agreement establishing a partnership or joint venture;

                    (iv) any agreement (or group of related agreements) under which it has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) indebtedness (including capitalized lease obligations) involving more than $10,000 or under which it has imposed (or may impose) a Security Interest on any of its assets, tangible or intangible;

                    (v)       any agreement concerning confidentiality;

                    (vi)      any agreement concerning noncompetition;

                    (vii)     any employment or consulting agreement;

                    (viii) any agreement involving any officer, director or stockholder of the Company or any affiliate (an "Affiliate"), as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), thereof;

                    (ix) any agreement under which the consequences of a default or termination would reasonably be expected to have a Company Material Adverse Effect;

                    (x) any agreement which contains any provisions requiring the Company to indemnify any other party thereto (excluding indemnities contained in agreements for the purchase, sale or license of products entered into in the Ordinary Course of Business);

                    (xi) any agreement which requires the consent, approval or waiver of any lender, lessor or other third party in connection with the sale of the Shares hereunder or the merger of Company with and into the Buyer contemplated herein; and

                    (xii) any other agreement (or group of related agreements) either involving more than $25,000 or not entered into in the Ordinary Course of Business.

               (b) The Company has delivered to the Buyer a complete and accurate copy of each agreement listed in Section 2.13 or Section 2.14 of the Disclosure Schedule.

With respect to each agreement so listed and except as set forth in the Disclosure Schedule: (i) the agreement is legal, valid, binding and enforceable and in full force and effect; (ii) the agreement will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing subject to laws of general application from time to time in effect affecting creditors' rights and the exercise of judicial discretion in accordance with general equitable principles; and (iii) neither the Company nor, to the knowledge of the Company, any other party, is in breach or violation of, or default under, any such agreement, and no event has occurred, is pending or, to the knowledge of the Company, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default by the Company or, to the knowledge of the Company, any other party under such contract.

     2.15.     Accounts Receivable.  Except as set forth in Section 2.15 of the
               -------------------
Disclosure Schedule, to the knowledge of the Company Stockholder, all accounts receivable of the Company reflected on the Most Recent Balance Sheet are valid receivables subject to no setoffs or counterclaims and are current and collectible (within 90 days after the date on which it first became due and payable), net of the applicable reserve for bad debts on the Most Recent Balance Sheet. All accounts receivable reflected in the financial or accounting records of the Company that have arisen since the Most Recent Balance Sheet Date are valid receivables subject to no setoffs or counterclaims and, to the knowledge of the Company and the Company Stockholder, are collectible and current (within 90 days after the date on which it first became due and payable).

     2.16.     Powers of Attorney.  There are no outstanding powers of attorney
               ------------------
executed on behalf of the Company or the Company Stockholder.

     2.17.     Insurance.  Section 2.17 of the Disclosure Schedule lists each
               ---------
insurance policy (including fire, theft, casualty, general liability, workers compensation, business interruption, environmental, product liability and automobile insurance policies and bond and surety arrangements) to which the Company is a party. There is no material claim pending under any such policy as to which coverage has been questioned, denied or disputed by the underwriter of such policy. All premiums due and payable under all such policies have been paid, the Company is not liable for retroactive premiums or similar payments, and the Company is otherwise in compliance in all material respects with the terms of such policies. Neither the Company nor the Company Stockholder has knowledge of any threatened termination of, or material premium increase with respect to, any such policy. To the knowledge of the Company, after due inquiry, each such policy will continue to be enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing.

     2.18.     Litigation.  There is no action, suit, proceeding, claim,
               ----------
arbitration or investigation before any Governmental Entity or before any arbitrator (a "Legal Proceeding") which is pending or has been threatened against the Company or the Company Stockholder either in a written or oral communication to or with the Company or the Company Stockholder.

     2.19.     Warranties.  No product or service manufactured, sold, leased,
               ----------
licensed or delivered by the Company is subject to any guaranty, warranty, right of return, right of credit or other indemnity other than (i) the applicable standard terms and conditions of sale or lease of the Company, which are set forth in Section 2.19 of the Disclosure Schedule, (ii) manufacturers' warranties for which the Company does not have any liability and (iii) warranties, guaranties, rights of return, rights of credit or other indemnities that may exist by operation of law. Section 2.19 of the Disclosure Schedule sets forth the approximate aggregate expenses incurred by the Company in fulfilling its obligations under its guaranty, warranty, right of return and indemnity provisions during each of the past two fiscal years and the interim period covered by the Financial Statements; and the Company does not know of any reason why such expenses should significantly increase as a percentage of sales in the future.

     2.20.     Employees.
               ---------
               (a) Section 2.20 of the Disclosure Schedule contains a list of all employees of the Company, along with the position and the annual rate of compensation of each such person. To the knowledge of the Company and the Company Stockholder, no Key Employee or group of employees has any plans to terminate employment with the Company.

               (b) The Company is not a party to or bound by any collective bargaining agreement, nor has it experienced any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes. Neither the Company nor the Company Stockholder has knowledge of any organizational effort made or threatened, by or on behalf of any labor union with respect to employees of the Company.

     2.21.     Employee Benefits.
               -----------------
               (a) For purposes of this Agreement, the following terms shall have the following meanings:

                    (i) "Employee Benefit Plan" means any "employee pension benefit plan" (as defined in Section 3(2) of ERISA), any "employee welfare benefit plan" (as defined in Section 3(1) of ERISA), and any other written or oral plan, agreement or arrangement involving direct or indirect compensation, including without limitation insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or postretirement compensation.

                    (ii) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

                    (iii) "ERISA Affiliate" means any entity which is, or at any applicable time was, a member of (1) a controlled group of corporations (as defined in Section 414(b) of the Code), (2) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (3) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the
Code), any of which includes or included the Company or a Subsidiary.

               (b) Section 2.21(b) of the Disclosure Schedule contains a complete and accurate list of all Employee Benefit Plans maintained, or contributed to, by the Company, any Subsidiary or any ERISA Affiliate. Complete and accurate copies of (i) all Employee Benefit Plans which have been reduced to writing, (ii) all related trust agreements, insurance contracts and summary plan descriptions, and (iii) all annual reports filed on IRS Form 5500, 5500C or 5500R and (for all funded plans) all plan financial statements for the last five plan years for each Employee Benefit Plan, have been delivered to Engage. Each Employee Benefit Plan has been administered in all material respects in accordance with its terms and each of the Company, the Subsidiaries and the ERISA Affiliates has in all material respects met its obligations with respect to such Employee Benefit Plan and has made all required contributions thereto. The Company, each Subsidiary, each ERISA Affiliate and each Employee Benefit Plan are in compliance in all material respects with the currently applicable provisions of ERISA and the Code and the regulations thereunder (including without limitation Section 4980B of the Code, Subtitle K, Chapter 100 of the Code and Sections 601 through 608 and Section 701 et seq. of ERISA). All filings and reports as to each Employee Benefit Plan required to have been submitted to the Internal Revenue Service or to the United States Department of Labor have been duly submitted. Other than as disclosed in Section 2.21(k) of the Disclosure Schedule, the Company does not maintain any unwritten Employee Benefit Plan which would result in an annual cost of more than $10,000.

               (c) There are no Legal Proceedings (except claims for benefits payable in the normal operation of the Employee Benefit Plans and proceedings with respect to qualified domestic relations orders) against or involving any Employee Benefit Plan or asserting any rights or claims to benefits under any Employee Benefit Plan that could give rise to any material liability.

               (d) All the Employee Benefit Plans that are intended to be qualified under Section 401(a) of the Code have either received determination letters from the Internal Revenue Service to the effect that such Employee Benefit Plans are qualified and the plans and the trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, determination letters have been submitted within the time period prescribed by the Internal Revenue Service or determination letters have not been submitted for those Employee Benefit Plans as to which the Internal Revenue Service remedial amendment period has not expired. No such determination letter has been revoked and revocation has not been threatened, and no such Employee Benefit Plan has been amended or operated since the date of its most recent determination letter or application therefor in any respect, and no act or omission has occurred, that would adversely affect its qualification or materially increase its cost. Each Employee Benefit Plan which is required to satisfy Section 401(k)(3) or Section 401(m)(2) of the Code has been tested for compliance with, and satisfies the requirements of, Section 401(k)(3) and
Section 401(m)(2) of the Code for each plan year ending prior to the Merger Closing Date.

               (e) Neither the Company, any Subsidiary, nor any ERISA Affiliate has ever maintained an Employee Benefit Plan subject to Section 412 of the Code or Title IV of ERISA.

               (f) At no time has the Company, any Subsidiary or any ERISA Affiliate been obligated to contribute to any "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA).

               (g) There are no unfunded obligations under any Employee Benefit Plan providing benefits after termination of employment to any employee of the Company or any Subsidiary (or to any beneficiary of any such employee), including but not limited to retiree health coverage and deferred compensation, but excluding continuation of health coverage required to be continued under
Section 4980B of the Code or other applicable law and insurance conversion privileges under state law. The assets of each Employee Benefit Plan which is funded are reported at their fair market value on the books and records of such Employee Benefit Plan.

               (h) No act or omission has occurred and no condition exists with respect to any Employee Benefit Plan maintained by the Company, any Subsidiary or any ERISA Affiliate that would subject the Company, any Subsidiary or any ERISA Affiliate to (i) any material fine, penalty, tax or liability of any kind imposed under ERISA or the Code or (ii) any material contractual indemnification or contribution obligation protecting any fiduciary, insurer or service provider with respect to any Employee Benefit Plan.

               (i) No Employee Benefit Plan is funded by, associated with or related to a "voluntary employee's beneficiary association" within the meaning of Section 501(c)(9) of the Code.

               (j) Each Employee Benefit Plan is amendable and terminable unilaterally by the Company at any time without material liability to the Company as a result thereof and no Employee Benefit Plan, plan documentation or agreement, summary plan description or other written communication distributed generally to employees by its terms prohibits the Company from amending or terminating any such Employee Benefit Plan.

               (k) Section 2.21(k) of the Disclosure Schedule lists each: (i) agreement with any shareholder, director, executive officer or other key employee of the Company or any Subsidiary (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company or any Subsidiary of the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee or (C) providing severance benefits or other benefits after the termination of employment of such director, executive officer or key employee; (ii) agreement, plan or arrangement under which any person may receive payments from the Company or any Subsidiary that may be subject to the tax imposed by Section 4999 of the Code or included in the determination of such person's "parachute payment" under Section 280G of the Code; and (iii) agreement or plan binding the Company or any Subsidiary, including, without limitation, any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan, severance benefit plan or Employee Benefit Plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

     2.22.     Legal Compliance.  The Company, and the conduct and operation of
               ----------------
its business, is in compliance with each applicable law (including rules and regulations thereunder) of any federal, state, local or foreign government, or any Governmental Entity, except for any violations or defaults that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

     2.23.     Customers and Suppliers.  Section 2.23 of the Disclosure Schedule
               -----------------------
sets forth a list of (a) each customer that accounted for more than 5% of the revenues of the Company during the last full fiscal year or the interim period through the Most Recent Balance Sheet Date and the amount of revenues accounted for by such customer during each such period and (b) each supplier that is the sole supplier of any significant product to the Company. Except as set forth in
Section 2.23 of the Disclosure Schedule, to the knowledge of the Company and the Company Stockholder, no such customer or supplier has indicated since July 1, 2000 in writing that it is requesting a change to or modification of the terms of its contract with the Company. To the best knowledge of the Company, no unfilled customer order or commitment obligating the Company to process, manufacture or deliver products or perform services will result in a loss to the Company upon completion of performance. To the knowledge of the Company Stockholder, no purchase order or commitment of the Company is in excess of normal requirements, nor are prices provided therein in excess of current market prices for the products or services to be provided thereunder.

     2.24.     Certain Business Relationships With Affiliates. Except as set
               ----------------------------------------------
forth on the Disclosure Schedule, no affiliate of the Company (a) owns any property or right, tangible or intangible, which is used in the business of the Company, (b) has any claim or cause of action against the Company, or (c) owes any money to, or is owed any money by, the Company. Section 2.24 of the Disclosure Schedule describes any transactions, financial or familial relationships or other similar arrangements between the Company and any Affiliate thereof.

     2.25.     Brokers' Fees.  The Company has no liability or obligation to pay
               -------------
any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

     2.26.     Books and Records.  The minute books and other similar records of
               -----------------
the Company contain complete and accurate records of all actions taken at any meetings of the Company's stockholder, Board of Directors or any committee thereof and of all written consents executed in lieu of the holding of any such meeting. The books and records of the Company accurately reflect in all material respects the assets, liabilities, business, financial condition and results of operations of the Company and have been maintained in accordance with good business and bookkeeping practices.

                                  ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE BUYER

     The Buyer represents and warrants to the Company as follows:

     3.1.      Organization, Qualification and Corporate Power.  The Buyer is a
               -----------------------------------------------
corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation. The Buyer is duly qualified to conduct business and is in corporate good standing under the laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires such qualification, except where the failure to be so qualified or in good standing would not have a Buyer Material Adverse Effect (as defined below). The Buyer has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. The Buyer is not in default under or in violation of any provision of its Certificate of Incorporation or By-laws, each as amended or restated to date. The Buyer has furnished or made available to the Company complete and accurate copies of its Certificate of Incorporation and By-laws. For purposes of this Agreement, "Buyer Material Adverse Effect" means a material adverse effect on the assets, business, condition (financial or otherwise), results of operations or future prospects of the Buyer and its subsidiaries, taken as a whole.

     3.2.      Authorization of Transaction.  The Buyer has all requisite power
               ----------------------------
and authority to execute and deliver this Agreement and to perform its respective obligations hereunder and thereunder. The execution and delivery by the Buyer of this Agreement and the consummation by the Buyer of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of the Buyer. This Agreement has been duly and validly executed and delivered by the Buyer and constitutes a valid and binding obligation of the Buyer, enforceable against it in accordance with its terms.

     3.3.      Noncontravention.  Subject to compliance with the applicable
               ----------------
requirements of the Securities Act and any applicable state securities laws, and the Exchange Act, neither the execution and delivery by the Buyer of this Agreement or the Escrow Agreement, nor the consummation by the Buyer of the transactions contemplated hereby or thereby, will (a) conflict with or violate any provision of the charter or By-laws of the Buyer, (b) require on the part of the Buyer any filing with, or permit, authorization, consent or approval of, any Governmental Entity, (c) conflict with, result in a material breach of, constitute (with or without due notice or lapse of time or both) a material default under, result in the acceleration of obligations under, create in any party any right to terminate, modify or cancel, or require any notice, consent or waiver under, any contract or instrument to which the Buyer or the subsidiary is a party or by which either is bound or to which any of their assets are subject, or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Buyer or any of its properties or assets.

     3.4.      Brokers' Fees.  The Buyer has no liability or obligation to pay
               -------------
any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

     3.5.      Reports and Financial Statements.  The Buyer has previously made
               --------------------------------
available to the Company and the Company Stockholder complete and accurate copies, as amended or supplemented, of its (a) Annual Report on Form 10-K for the fiscal year ended June 30, 1999, as filed with the Securities and Exchange Commission (the "SEC"), and (b) all other reports filed by the Buyer under
Section 13 or subsections (a) or (c) of Section 14 of the Exchange Act with the SEC since February 12, 1999 (such reports are collectively referred to herein as the "Buyer SEC Reports"). The audited financial statements and unaudited interim financial statements of the Buyer included in the Buyer SEC Reports, as of their respective dates, (a) complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (b) were prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered thereby (except as may be indicated therein or in the notes thereto, and in the case or quarterly financial statements, as permitted by Form 10-Q under the Exchange Act), (c) fairly represented the consolidated financial condition, results of operations and cash flows of the Buyer as of the respective dates and for the periods referred to therein and (d) are consistent with the books and records of the Buyer.

     3.6.      Buyer Common Stock.  The shares of Buyer Common Stock to be
               ------------------
issued pursuant to this Agreement and issuable upon exercise of the Assumed Options and the Levine Option, when issued in accordance with the agreements governing the Assumed Options and the Levine Option, will, assuming the accuracy of the representations by the Company Stockholder contained in Article III hereof and Exhibit H, be validly issued, fully paid and non-assessable.
           ---------

                                  ARTICLE IV

                                INDEMNIFICATION

     4.1.      Indemnification by the Company Stockholder.  The Company
               ------------------------------------------
Stockholder (also referred to herein as the "Indemnifying Stockholder") shall indemnify the Buyer in respect of, and hold it harmless against, any and all debts, obligations and other liabilities (whether absolute, accrued, contingent, fixed or otherwise, or whether known or unknown, or due or to become due or otherwise), monetary damages, fines, fees, penalties, interest obligations, deficiencies, losses and expenses (including without limitation amounts paid in settlement, interest, court costs, costs of investigators, fees and expenses of attorneys, accountants, financial advisors and other experts, and other expenses of litigation) ("Damages") incurred or suffered by the Buyer or any Affiliate thereof resulting from, relating to or constituting:

               (a) any misrepresentation, breach of warranty or failure to perform any covenant or agreement of the Company or the Company Stockholder contained in this Agreement;

               (b) any failure of the Company Stockholder to have good, valid and marketable title to the issued and outstanding Company Shares issued in the name of the Company Stockholder, free and clear of all Security Interests; or

               (c) any claim by a stockholder or former stockholder of the Company, or any other person or entity, seeking to assert, or based upon: (i) ownership or rights to ownership of any shares of stock of the Company; (ii) any rights of a stockholder as a stockholder, including any option, preemptive rights or rights to notice or to vote; (iii) any rights under the Articles of Organization or By-laws of the Company; or (iv) any claim that his, her or its shares were wrongfully repurchased by the Company.

     4.2.      Indemnification by the Buyer.  The Buyer shall indemnify the
               ----------------------------
Indemnifying Stockholder in respect of, and hold him harmless against, any and all Damages incurred or suffered by the Indemnifying Stockholder resulting from, relating to or constituting any misrepresentation, breach of warranty or failure to perform any covenant or agreement of the Buyer contained in this Agreement or any exhibit to which the Buyer and the Company Stockholder are parties.

     4.3.      Indemnification Claims.
               ----------------------
               (a) A party entitled, or seeking to assert rights, to indemnification under this Article IV (an "Indemnified Party") shall give written notification to the party from whom indemnification is sought (an "Indemnifying Party") of the commencement of any suit or proceeding relating to a third party claim for which indemnification pursuant to this Article IV may be sought. Such notification shall be given within 20 business days after receipt by the Indemnified Party of notice of such suit or proceeding, and shall describe in reasonable detail (to the extent known by the Indemnified Party) the facts constituting the basis for such suit or proceeding and the amount of the claimed damages; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party of any liability or obligation hereunder except to the extent of any damage or liability caused by or arising out of such failure. Within 20 days after delivery of such notification, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such suit or proceeding with counsel reasonably satisfactory to the Indemnified Party; provided that (i) the Indemnifying Party may only assume control of such defense if (A) it acknowledges in writing to the Indemnified Party that any damages, fines, costs or other liabilities that may be assessed against the Indemnified Party in connection with such suit or proceeding constitute Damages for which the Indemnified Party shall be indemnified pursuant to this Article IV and (B) the ad damnum is less than or equal to the amount of Damages for which the Indemnifying Party is liable under this Article IV and (ii) the Indemnifying Party may not assume control of the defense of a suit or proceeding involving criminal liability or in which equitable relief is sought against the Indemnified Party. If the Indemnifying Party does not so assume control of such defense, the Indemnified Party shall control such defense. The party not controlling such defense (the "Non-controlling Party") may participate therein at its own expense; provided that if the Indemnifying Party assumes control of such defense and the Indemnified Party reasonably concludes that the Indemnifying Party and the Indemnified Party have conflicting interests or different defenses available with respect to such suit or proceeding, the reasonable fees and expenses of counsel to the Indemnified Party shall be considered "Damages" for purposes of this Agreement. The party controlling such defense (the "Controlling Party") shall keep the Non-controlling Party advised of the status of such suit or proceeding and the defense thereof and shall consider in good faith recommendations made by the Non-controlling Party with respect thereto. The Non-controlling Party shall furnish the Controlling Party with such information as it may have with respect to such suit or proceeding (including copies of any summons, complaint or other pleading which may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and shall otherwise cooperate with and assist the Controlling Party in the defense of such suit or proceeding. The Indemnifying Party shall not agree to any settlement of, or the entry of any judgment arising from, any such suit or proceeding without the prior written consent of the Indemnified Party, which shall not be unreasonably withheld or delayed. The Indemnified Party shall not agree to any settlement of, or the entry of any judgment arising from, any such suit or proceeding without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld or delayed.

          (b) In order to seek indemnification under this Article IV, an Indemnified Party shall give written notification (a "Claim Notice") to the Indemnifying Party which contains (i) a description and the amount (the "Claimed Amount") of any Damages incurred or reasonably expected to be incurred by the Indemnified Party, (ii) a statement that the Indemnified Party is entitled to indemnification under this Article IV for such Damages and a reasonable explanation of the basis therefor, and (iii) a demand for payment (in the manner provided in paragraph (c) below) in the amount of such Damages. If the Indemnified Party is seeking to enforce such claim pursuant to the Escrow Agreement, the Indemnifying Party shall deliver a copy of the Claim Notice to the Escrow Agent. Any Claim Notice issued by or on behalf of the Buyer must be issued on or before 365 days following the Closing Date.

          (c) Within 20 days after delivery of a Claim Notice, the Indemnifying Party shall deliver to the Indemnified Party a written response (the "Response") in which the Indemnifying Party shall: (i) agree that the Indemnified Party is entitled to receive all of the Claimed Amount (in which case the Response shall be accompanied by a payment by the Indemnifying Party to the Indemnified Party of the Claimed Amount, by check or by wire transfer), (ii) agree that the Indemnified Party is entitled to receive part, but not all, of the Claimed Amount (the "Agreed Amount") (in which case the Response shall be accompanied by a payment by the Indemnifying Party to the Indemnified Party of the Agreed Amount, by check or by wire transfer), or (iii) dispute that the Indemnified Party is entitled to receive any of the Claimed Amount. If the Indemnifying Party in the Response disputes its liability for all or part of the Claimed Amount, the Indemnifying Party and the Indemnified Party shall follow the procedures set forth in Section 4.3(d) for the resolution of such dispute (a "Dispute").

          (d) During the 60-day period following the delivery of a Response that reflects a Dispute, the Indemnifying Party and the Indemnified Party shall use good faith efforts to resolve the Dispute. If the Dispute is not resolved within such 60-day period, the Indemnifying Party and the Indemnified Party shall discuss in good faith the submission of the Dispute to a mutually acceptable alternative dispute resolution procedure (which may be non-binding or binding upon the parties, as they agree in advance) (the "ADR Procedure"). In the event the Indemnifying Party and the Indemnified Party agree upon an ADR Procedure, such parties shall, in consultation with the chosen dispute resolution service (the "ADR Service"), promptly agree upon a format and timetable for the ADR Procedure, agree upon the rules applicable to the ADR Procedure, and promptly undertake the ADR Procedure. The provisions of this
Section 4.3(d) shall not obligate the Indemnifying Party and the Indemnified Party to pursue an ADR Procedure or prevent either such party from pursuing the Dispute in a court of competent jurisdiction; provided that, if the Indemnifying Party and the Indemnified Party agree to pursue an ADR Procedure, neither the Indemnifying Party nor the Indemnified Party may commence litigation or seek other remedies with respect to the Dispute prior to the completion of such ADR Procedure. Any ADR Procedure undertaken by the Indemnifying Party and the Indemnified Party shall be considered a compromise negotiation for purposes of federal and state rules of evidence, and all statements, offers, opinions and disclosures (whether written or oral) made in the course of the ADR Procedure by or on behalf of the Indemnifying Party, the Indemnified Party or the ADR Service shall be treated as confidential and, where appropriate, as privileged work product. Such statements, offers, opinions and disclosures shall not be discoverable or admissible for any purposes in any litigation or other proceeding relating to the Dispute (provided that this sentence shall not be construed to exclude from discovery or admission any matter that is otherwise discoverable or admissible). The fees and expenses of any ADR Service used by the Indemnifying Party and the Indemnified Party shall be shared equally by the Indemnifying Party and the Indemnified Party.

          (e) Notwithstanding the other provisions of this Section 4.3, if a third party asserts (other than by means of a lawsuit) that an Indemnified Party is liable to such third party for a monetary or other obligation which may constitute or result in Damages for which such Indemnified Party may be entitled to indemnification pursuant to this Article IV, and such Indemnified Party reasonably determines that it has a valid business reason to fulfill such obligation without prior notice to the Indemnifying Party, then (i) such Indemnified Party shall be entitled to satisfy such obligation, without prior notice to or consent from the Indemnifying Party, (ii) such Indemnified Party may subsequently make a claim for indemnification in accordance with the provisions of this Article IV, and (iii) such Indemnified Party shall be reimbursed, in accordance with the provisions of this Article IV, for any such Damages for which it is entitled to indemnification pursuant to this Article IV (subject to the right of the Indemnifying Party to dispute the Indemnified Party's entitlement to indemnification, or the amount for which it is entitled to indemnification, under the terms of this Article IV).

     4.4. Survival of Representations and Warranties.  All representations and
          ------------------------------------------
warranties contained in this Agreement, shall survive the Closing and any investigation at any time made by or on behalf of an Indemnified Party and, other than the representations and warranties set forth in Sections 2.2, 2.5,
2.9 and 2.21, shall expire on the date one year following the Closing Date. The representations and warranties set forth in Sections 2.9 and 2.21 shall survive until 30 days following expiration of all statutes of limitation applicable to the matters referred to therein. The representations and warranties set forth in Sections 2.2 and 2.5 shall survive indefinitely. If an Indemnified Party delivers to an Indemnifying Party, before expiration of a representation or warranty, either a Claim Notice based upon a breach of such representation or warranty stating the nature of the breach of the representation or warranty in reasonable detail, or a notice that, as a result a legal proceeding instituted by or written claim made by a third party, the Indemnified Party reasonably expects to incur Damages as a result of a breach of such representation or warranty (an "Expected Claim Notice"), then such representation or warranty shall survive until, but only for purposes of, the resolution of the matter covered by such notice. If the legal proceeding or written claim with respect to which an Expected Claim Notice has been given is definitively withdrawn or resolved in favor of the Indemnified Party, the Indemnified Party shall promptly so notify the Indemnifying Party. Notwithstanding to the contrary contained herein, all representations and warranties contained in this Agreement which are based on fraud (as determined by final judgment by a Governmental Authority having valid jurisdiction) by the Company Stockholder or the Buyer shall survive until finally resolved and satisfied in full.

     4.5.  Limitations.
           -----------

           (a) The parties hereto agree that materiality qualifications contained in the representations and warranties in this Agreement ("Qualified Representations") shall only be considered for purposes of determining whether any such representation or warranty has been breached and in the event that a Qualified Representation has been breached, the fact that such representation or warranty was so qualified will not affect the calculation of an Indemnified Party's Damages.

           (b) Except with respect to claims based on fraud, after the Closing, the rights of the Indemnified Parties under this Article IV shall be the exclusive remedy of the Indemnified Parties with respect to claims resulting from or relating to any misrepresentation, breach of warranty or failure to perform any covenant or agreement contained in this Agreement.

           (c) Notwithstanding anything to the contrary in this Agreement, but subject to the other limitations on liability and procedures contained in this
Article IV, the Buyer shall have no right to indemnity from the Company Stockholder under this Article IV unless and until the amount of Buyer's Damages exceed in the aggregate the sum of $125,000, in which event the Company Stockholder shall be liable for all such Buyer Damages, including the first $125,000 of such damages; provided, further, that, except with respect to any Buyer's Damages as a result of a breach of Section 2.2, the Company Stockholder shall be liable for a maximum of $4,500,000 of Buyer's Damages; and, provided further, that the Company Stockholder shall satisfy Buyer's Damages for any Claim made within one year of the Closing Date, first, by forfeiture of the Acquisition Escrow Shares, second by delivering shares of Buyer Common Stock (the "Indemnification Shares") and third by delivery of cash or such other consideration that the Buyer and the Company Stockholder may mutually agree upon. The number of shares of Buyer Common Stock which shall constitute Indemnification Shares shall equal 59,618 and for the purposes of this Article IV, the parties agree that notwithstanding the fair market value of such shares, such shares shall be deemed to have a value of $26.8375 per share.

           (d) All indemnification by the Company Stockholder hereunder (to the extent not satisfied in the manner specified in the preceding sentence) shall be effected by payment of cash or delivery of a cashier's or certified check in the amount of the indemnification liability.

           (e) The Company Stockholder shall not have any right of contribution against the Company with respect to any breach by the Company of any of its representations, warranties, covenants or agreements.

           (f) The parties agree that any indemnification payments made pursuant to this Agreement shall be treated for tax purposes as an adjustment to the Aggregate Consideration, unless otherwise required by applicable law.

          (g) Each Indemnified Party shall be obligated in connection with any claim for indemnification under this Article IV to use all reasonable efforts to mitigate Damages upon and after becoming aware of any event which could reasonably be expected to give rise to such Damages; provided that the amount of any Damages for which indemnification is provided under this Article IV shall be computed net of any insurance proceeds actually received by the Buyer in connection with such Damages.

          (h) Notwithstanding anything to the contrary contained herein, neither the Company Stockholder nor any Affiliate of Company Stockholder or the Buyer shall be liable for any consequential, punitive or special damages pursuant to this Agreement or any of the agreements contemplated hereby, except with respect to intentional, willful or bad faith breaches hereof.


                                   ARTICLE V

                                ESCROW PROPERTY

     5.1. Business Continuity Escrow Property.
          -----------------------------------

          (a) The Business Continuity Escrow Property delivered to the Escrow Agent pursuant to Section 1.7 of this Agreement is intended to secure the successful continuation of the business of the Company for a period of two years commencing on the Closing Date.

          (b) The Company Stockholder shall be entitled to receive on (x) the first anniversary of the Closing, 50% of the Business Continuity Escrow Property, which shall include the entire cash portion of such escrow property and (y), on the second anniversary of the Closing, the remainder of the Business Continuity Escrow Property; provided, in each such case, that subject to paragraph 5.1(c), the Company Stockholder and at least five of the Key Employees listed on Schedule I hereto have served as employees of the Buyer through each
          ----------
such anniversary.

          (c) If the Company Stockholder's employment with the Buyer is terminated by the Buyer without Cause (as defined below), by the Company Stockholder for Good Reason (as defined below) or by reason of death or disability (as defined below), the Business Continuity Escrow Property then held in escrow and not subject to a claim shall be released to the Company Stockholder or his estate, as the case may be; provided that the Company Stockholder is not in material breach of the Employment Agreement attached hereto as Exhibit B or the Standard Employee Agreement attached hereto as
          ---------
Exhibit C to which the Company Stockholder is party; provided that in each such
---------
case any notice and cure period shall apply.

          (d) For purposes of this Section 5, "Cause" shall mean (a) a good faith finding by the Buyer that (i) the Company Stockholder has failed to perform his assigned duties for the Buyer which failure has continued for a period of two weeks following notice of such claim by an officer of the Buyer or
(ii) the Company Stockholder has engaged in dishonesty, gross negligence or misconduct, or (b) the conviction of the

Company Stockholder of, or the entry of a pleading of guilty or nolo contendere by the Company Stockholder to, any felony other than motor vehicle offenses or other offenses which do not have a material impact on the Company Stockholder's ability to perform his duties as an employee of the Buyer. For purposes of this
Section 5, "Good Reason" shall mean (a) a reduction in the Company Stockholder's base compensation, (b) the imposition of a requirement by the Buyer, any person in control of the Buyer or any successor to the Buyer, that the location at which the Company Stockholder performs his principal duties for the Buyer or any successor to the Buyer be changed to a new location outside a radius of 75 miles from the then current location or (c) a reduction in the responsibilities of the Company Stockholder while employed by the Buyer, any person in control of the Buyer or any successor to the Buyer, such that the responsibilities of the Company Stockholder are inconsistent with the nature of the responsibilities of other employees of similar stature and compensation (i.e., vice president level) of the Buyer, any person in control of the Buyer or any successor to the Buyer. For purposes of this Section 5, "Disability" shall mean the inability of the Company Stockholder, due to a physical or mental disability, for a period of 90 days, whether or not consecutive, during any 360-day period to perform the services contemplated under this Agreement, with or without reasonable accommodation as that term is defined under state or federal law. A determination of disability shall be made by a physician satisfactory to both the Company Stockholder and the Buyer, provided that if the Company Stockholder and the Buyer do not agree on a physician, the Company Stockholder and the Buyer shall each select a physician and these two together shall select a third physician, whose determination as to disability shall be binding on all parties.

     5.2.  Non-Competition Escrow Shares.
           -----------------------------

           (a) The Non-Competition Escrow Shares escrowed with the Escrow Agent pursuant to Section 1.7 of this Agreement shall secure the covenants set forth in the form of Non-Competition and Non-Solicitation Agreement by each Key Employee attached hereto as Exhibit C against engaging in any business
                            ---------
competitive with the Buyer or the Company following the Closing Date. Each Key Employee shall be entitled to receive one half of the aggregate number of Non-Competition Escrow Shares set forth opposite his or her names on Schedule I
                                                                 ----------
attached hereto which have been placed in escrow with the Escrow Agent on each of the first and second anniversary of the Closing Date; provided, that the Key Employee is not in breach of the Non-Competition and Non-Solicitation Agreement attached hereto as Exhibit C or the Standard Employee Agreement attached hereto
                   ---------
as Exhibit D to which each such Key Employee is party.
   ---------

           (b) On or about each of the first and second anniversary of the Closing, the Buyer shall use its best efforts to register with the SEC for resale to the public by the respective Key Employees on Form S-3 (each a "Buyer Registration Statement") under the Securities Act the aggregate number of Non-Competition Escrow Shares which are then released from escrow to the Key Employees; provided that the Buyer may, by written notice to the Key Employees,
(i) delay the filing or effectiveness of a Buyer Registration Statement or (ii) suspend a Buyer Registration Statement after effectiveness and require that the Key Employees immediately cease sales of shares pursuant to a Buyer Registration Statement, in each case, in the event that (A) the Buyer is in registration under a registration statement (other than a registration statement on Form S-8 or its successor form) with the SEC for a public offering of its securities or (B) the Buyer is engaged in any activity or transaction or preparations or negotiations for any activity or transaction that the Buyer desires to keep confidential for business reasons, if the Buyer determines in good faith that the public disclosure requirements imposed on the Buyer under the Securities Act in connection with a Buyer Registration Statement would require disclosure of such activity, transaction, preparations or negotiations.

     5.3.  Indemnification Escrow Shares.  The Acquisition Escrow Shares
           -----------------------------
delivered to the Escrow Agent pursuant to Section 1.6 of this Agreement shall secure the indemnification obligations of the Company Stockholder as set forth in this Agreement.


                                  ARTICLE VI

                                  DEFINITIONS

     For purposes of this Agreement, each of the following defined terms is defined in the Section of this Agreement indicated below.

                Defined Term                                        Section
                ------------                                        -------
Acquisition Consideration                       1.5(a)
Acquisition Share Value                         1.5(d)
ADR Procedure                                   4.3(d)
ADR Service                                     4.3(d)
Affiliate                                       2.14(a)(viii)
Agreed Amount                                   4.3(c)
Buyer                                           Introduction
Buyer Material Adverse Effect                   3.1
Buyer Registration Statement                    5.2
Buyer SEC Reports                               3.5
Cause                                           5.1(d)
Claim Notice                                    4.3(b)
Claimed Amount                                  4.3(b)
Closing                                         1.1
Closing Date                                    1.3
Code                                            2.9(c)
Company                                         Introduction
Company Intellectual Property                   2.13(a)
Company Material Adverse Effect                 2.1
Company Shares                                  2.2
Company Stockholder                             Introduction
Controlling Party                               4.3(a)
Damages                                         4.1
Disability                                      5.1(d)
Disclosure Schedule                             Article II

Dispute                                         4.3(c)
ERISA                                           2.21
Escrow Agent                                    1.4(b)
Escrow Agreement                                1.6
Escrow Shares                                   1.6(c)
Expected Claim Notice                           4.4
Exchange Act                                    2.14(a)(vii)
Financial Statements                            2.6
GAAP                                            2.6
Governmental Entity                             2.4
Indemnified Party                               4.3(a)
Indemnifying Party                              4.3(a)
Indemnifying Stockholder                        4.1
Intellectual Property                           2.13(a)
Internal Systems                                2.13(a)
Legal Proceeding                                2.18
Most Recent Balance Sheet Date                  2.6
Non-controlling Party                           4.3(a)
Non-Competition Escrow Shares                   1.5(c)
Ordinary Course of Business                     2.8
Parties                                         Introduction
Response                                        4.3(c)
Business Continuity Escrow Shares               5.1
Security Interest                               2.4
Shares                                          Introduction
Software                                        2.13(e)
Tax Returns                                     2.9(a)



                                  ARTICLE VII

                                 MISCELLANEOUS

     7.1.  Press Releases and Announcements.  No Party shall issue any press
          --------------------------------
release or public announcement relating to the subject matter of this Agreement without the prior written approval of the other Parties; provided, however,
                                                         --------  -------
that any Party may make any public disclosure it believes in good faith is required by applicable law, regulation or stock market rule (in which case the disclosing Party shall use reasonable efforts to advise the other Parties and provide them with a copy of the proposed disclosure prior to making the disclosure).

     7.2.  No Third Party Beneficiaries.  This Agreement shall not confer any
           ----------------------------
rights or remedies upon any person other than the Parties and their respective successors and permitted assigns; provided, however, that the provisions in
                                  --------  -------
Article I concerning issuance of the Buyer Shares and Article IV concerning indemnification are intended for the benefit of the individuals specified therein and their heirs, successors and assigns.

     7.3.  Entire Agreement.  This Agreement (including the documents referred
           ----------------
to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements or representations by or among the Parties, written or oral, with respect to the subject matter hereof.

     7.4.  Succession and Assignment.  This Agreement shall be binding upon and
           -------------------------
inure to the benefit of the Parties named herein and their respective heirs, successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Parties; provided that the Buyer may assign its rights, interests and obligations hereunder to an Affiliate of the Buyer.

     7.5.  Counterparts and Facsimile Signature.  This Agreement may be
           ------------------------------------
executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile signature.

     7.6.  Headings.  The section headings contained in this Agreement are
           --------
inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

     7.7.  Notices.  All notices, requests, demands, claims, and other
           -------
communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly delivered four business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent for next business day delivery via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:

           If to the Company:                Copy to:
           -----------------                 -------

          Flashpoint, Inc.                   Mintz, Levin, Cohn, Ferris,
          One Thompson Square                Glovsky and Popeo P.C.
          Charlestown, MA 02129              One Financial Center
          Attn:  Mr. Eric Levine             Boston, MA 02111
                                             Fax:  (617) 542-2241
                                             Attn:  Neil H. Aronson, Esq.

           If to the Company Stockholder:    Copy to:
           -----------------------------     -------

           Mr. Eric Levine                   Mintz, Levin, Cohn, Ferris,
           151 Sandra Lane                   Glovsky and Popeo P.C.
           North Andover, MA 01845           One Financial Center

                                             Boston, MA  02111
                                             Fax:  (617) 542-2241
                                             Attn:  Neil H. Aronson, Esq.

          If to the Buyer:                   Copy to:
          ---------------                    -------

          Bottomline Technologies (de), Inc. Hale and Dorr LLP
          155 Fleet Street                   60 State Street
          Portsmouth, NH 03801-4050          Boston, MA 02109
          Fax: (603) 436-0300                Fax: (617) 526-5000
          Attn: Mr. Robert A. Eberle         Attn: John A. Burgess, Esq.

Any Party may give any notice, request, demand, claim or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

     7.8.  Governing Law.  This Agreement shall be governed by and construed in
           -------------
accordance with the internal laws of the Commonwealth of Massachusetts without giving effect to any choice or conflict of law provision or rule (whether of the Commonwealth of Massachusetts or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the Commonwealth of Massachusetts.

     7.9.  Amendments and Waivers.  No amendment of any provision of this
           ----------------------
Agreement shall be valid unless the same shall be in writing and signed by all of the Parties. No waiver of any right or remedy hereunder shall be valid unless the same shall be in writing and signed by the Party giving such waiver. No waiver by any Party with respect to any default, misrepresentation or breach of warranty or covenant hereunder shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

     7.10. Severability.  Any term or provision of this Agreement that is
           ------------
invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.

     7.11.  Submission to Jurisdiction.  Each of the Parties (a) submits to the
            --------------------------
jurisdiction of any state or federal court sitting in Boston, Massachusetts in any action or proceeding arising out of or relating to this Agreement, (b) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, and (c) agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other Party with respect thereto. Any Party may make service on another Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 6.7. Nothing in this Section 6.11, however, shall affect the right of any Party to serve legal process in any other manner permitted by law.

     7.12.  Construction.
            ------------

            (a) The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.

            (b) Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

     7.13.  Expenses.  Except as set forth in Article IV, the Buyer for itself,
            --------
and the Company Stockholder for itself and for the Company, shall bear their respective costs and expenses (including, without limitation, legal and accounting fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby; provided, however, that the Buyer shall pay the fees of the Escrow Agent (excluding any fees and costs incurred as a result of litigation thereof).

     7.14.  Post-Closing Cooperation.  Each party hereto, at the request of
            ------------------------
another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may reasonably be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

     7.15.  Flashpoint 401(k) Plan Termination.  The Trustees of the Flashpoint
            ----------------------------------
401(k) Plan (the "Flashpoint Plan") will assume all responsibilities and duties attendant to the termination of the Flashpoint Plan. Notwithstanding the foregoing, the Buyer will assume all costs associated with reasonable efforts to terminate the Flashpoint Plan including, but not limited to: (i) preparation of any and all amendments necessary to maintain the qualified status of the Flashpoint Plan under the Code upon termination and to comply with the requirements of ERISA, (ii) preparing and distributing notices in connection with the Flashpoint Plan's termination to Flashpoint Plan participants or government agencies or authorities required by the Code or ERISA, (iii) filing an Application for Determination upon Termination with the Internal Revenue Service ("IRS") and taking reasonable steps directed towards obtaining a favorable determination letter from the IRS on the Flashpoint Plan's termination, and (iv) distributing the assets of the Flashpoint Plan in full subsequent to obtaining a favorable determination letter from the IRS on the Flashpoint Plan.

     7.16  Participation and Vesting in the Buyer's 401(k) Plan.  Buyer shall
           ----------------------------------------------------
take any and all actions necessary to permit former participants in the Flashpoint Plan who become employed by Buyer pursuant to the transaction contemplated by this Agreement to commence participation in the Buyer's 401(k) Plan, effective September 1, 2000, provided such participants return properly completed enrollment forms to Buyer's designee prior to September 1, 2000. In addition, Buyer shall take any all actions necessary to provide full service credit to the Company Shareholder and former employees of the Company immediately upon participation in the Buyer's 401(k) Plan for the purposes of eligibility and vesting under the Buyer's 401(k) Plan for the service the employees of the Company and the Company Shareholder performed for the Company. Buyer shall also take any and all actions necessary to permit former participants in the Flashpoint 401(k) Plan and the Company Shareholder to roll-over their account balances in and loans under the Flashpoint Plan to the Buyer's 401(k) Plan.

     IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

                                        Bottomline Technologies (de), Inc.

                                        By:  /s/ Robert A. Eberle
                                           ---------------------------------
                                             Robert A. Eberle
                                             Executive Vice President and
                                             Chief Financial Officer


                                        Flashpoint, Inc.

                                        By:  /s/ Eric Levine
                                           ---------------------------------
                                             Eric Levine
                                             President

                                        Company Stockholder

                                        By:  /s/ Eric Levine
                                           ---------------------------------
                                             Eric Levine